Exhibit 99.1
K2M Group Holdings, Inc. Reports First Quarter Revenue Growth of 21% and First Quarter of Fiscal Year 2015 Financial Results;
Complex Spine Growth of 19% Year-over-Year

Leesburg, VA, May 6, 2015 - K2M Group Holdings, Inc. (Nasdaq: KTWO) (the "Company" or "K2M"), a global medical device company focused on designing, developing and commercializing innovative and proprietary complex spine and minimally invasive technologies and techniques, today reported financial results for the first quarter ended March 31, 2015.

First Quarter Financial Summary:

•	Total reported revenue of $50.4 million, up 19.3% year-over-year. Total revenue increased 20.6% year-over-year on a constant currency basis.

•	Domestic revenue of $35.2 million, up 18.1% year-over-year

•	U.S. Complex Spine growth of 19.2% year-over-year

•	U.S. Minimally Invasive Surgery (MIS) growth of 22.6% year-over-year

•	U.S. Degenerative growth of 15.5% year-over-year

•	International revenue of $15.3 million, up 22.2% year-over-year. International revenue increased 26.5% year-over-year on a constant currency basis.

First Quarter Highlights:

•	On January 21, 2015, the Company received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for the MESA® 2 Deformity Spinal System.

•
On February 6, 2015, the Company completed a follow-on offering of 6,951,738 shares of common stock at a price of $18.75 per share, consisting of 2,044,990 shares sold by the Company and 4,906,748 shares sold by certain selling stockholders, including 906,748 shares sold by such selling stockholders pursuant to the underwriters' option to purchase additional shares.

•	On March 25, 2015, the Company received 510(k) and CE Mark clearance for NILE™ Alternative Fixation Spinal System.

“K2M’s strong revenue growth in the first quarter of 2015 is a result of our continued focus on introducing innovative spinal products to meet the needs of our surgeon customers around the world,” said President and Chief Executive Officer, Eric Major. “We achieved 19.3% total revenue growth this quarter, driven by strong performance in both the U.S. and International markets. We were particularly pleased with the performance in our Complex Spine and MIS product categories in U.S. in the first quarter, which posted revenue growth of 19.2% and 22.6%, respectively, year-over-year. We look forward to continued top-line revenue performance driven by the anticipated combination of increasing utilization of our innovative products. recent new product introductions and by the expansion of our surgeon customer base around the world.”

First Quarter Financial Results

Total revenue for the first quarter ended March 31, 2015 increased 20.6% year-over-year on a constant currency basis. Total reported revenue increased $8.1 million, or 19.3%, to $50.4 million, compared to $42.3 million in the same period of the prior year. The increase was largely attributable to greater sales volume from new surgeons in the U.S. and growth in our international distributor markets.

Geographically, revenue in the United States increased $5.4 million, or 18.1% year-over-year, to $35.2 million, and our international revenue increased $2.8 million, or 22.2% year-over-year, to $15.3 million. Foreign currency exchange impacted first quarter international revenue by approximately $0.5 million, representing approximately 430 basis points of growth year-over-year.

	Three Months Ended March 31,		Increase / Decrease
	2014	2015	$ Change	% Change	% Change
($ in thousands)				(as reported)	(constant currency)
United States	$29,765	$35,162	$5,397	18.1%	18.1%
International	$12,486	$15,262	$2,776	22.2%	26.5%
Total Revenue:	$42,251	$50,424	$8,173	19.3%	20.6%

By procedure category, U.S. revenue in our Complex Spine, MIS and degenerative categories represented 40.5%, 16.5% and 43.0% of U.S. revenue, respectively, for the three months ended March 31, 2015.

	Three Months Ended March 31,		Increase / Decrease
	2014	2015	$ Change	% Change
($ in thousands)
Complex Spine	$11,930	$14,221	$2,291	19.2%
Minimally Invasive	4,739	5,809	1,070	22.6%
Degenerative	13,096	15,132	2,036	15.5%
U.S Revenue:	$29,765	$35,162	$5,397	18.1%

Gross profit for the first quarter of 2015 increased $5.1 million, or 18.3% year-over-year, to $32.9 million, or 65.3% of sales, compared to $27.8 million, or 65.9% of sales last year. Gross profit includes amortization expense on investments in surgical instruments and the U.S. medical device excise tax. Amortization expense increased $1.2 million, or 70.6%, to $2.9 million, or 5.8% of sales, for the three months ended March 31, 2015, compared to $1.7 million, or 4.0% of sales, last year. The medical device excise tax was $0.6 million, or 1.2% of total Company sales, for the three months ended March 31, 2015, compared to $0.5 million, or 1.2% of total Company sales last year.

Operating expenses for the first quarter of 2015 increased $1.5 million, or 3.5% year-over-year, to $43.0 million, compared to $41.5 million for the same period last year. The increase in operating expenses was primarily driven by increased sales commissions as a result of increased sales volume, and by higher employee compensation costs related to the hiring of incremental direct sales employees compared to the same period last year. The increase in operating expenses was partially offset by a decrease in general and administrative expenses, due to lower amortization expense on intangible assets.

Loss from operations for the first quarter of 2015 was $10.0 million, compared to a loss of $13.7 million for the first quarter of 2014. Loss from operations included intangible amortization of $2.6 million and $7.6 million for the first quarter of 2015 and 2014, respectively. Net loss attributable to common stockholders for the first quarter of 2015 was $14.3 million, or $(0.37) per diluted share, compared to a net loss attributable to common stockholders of $15.9 million, or $(0.71) per diluted share, for the first quarter of 2014. Net loss attributable to common stockholders included the impact of non-realized foreign currency transaction losses of $4.1 million, or $(0.11) per diluted share, compared to non-realized foreign currency transaction gain of $0.2 million, or $0.01 per diluted share, in the first quarter of fiscal 2014. The decrease in loss per share was also in part due to our increased number of shares outstanding resulting from a February 2015 follow-on offering. Foreign currency translation gain/loss impacted operating results due to changes in the average exchange rates of the U.S. Dollar, Pound Sterling and Euro applied to intercompany transactions in both periods.

As of March 31, 2015, cash and cash equivalents were $39.0 million compared to $11.4 million as of December 31, 2014. Working capital was $99.3 million, compared to working capital of $69.7 million as of December 31, 2014. As of March 31, 2015, we had no outstanding indebtedness and borrowing capacity of $34.3 million under our revolving credit facility.

New Product Approvals, Introductions and Launches

During the first quarter, K2M continued to expand its complex spine portfolio by obtaining 510(k) clearance from the FDA for the MESA® 2 Deformity Spinal System, the Company's next generation pedicle screw system designed to address the most complex spinal pathologies.

K2M also obtained 510(k) clearance and CE Mark for its NILE™ Alternative Fixation Spinal System, another addition to its portfolio of complex spine products.

2015 Outlook

For the full year 2015, the Company continues to expect:

•
Total constant currency revenue growth of 15% to 17% year-over-year, representing estimated revenue of $214 million to $218 million. The Company continues to expect total revenue on a reported basis to be impacted by foreign exchange fluctuations, which represented 130 basis points of growth year-over-year in Q1.

•	Total net loss in a range of $34 million to $38 million, compared to a total net loss of $59.6 million in fiscal year 2014.

•	Adjusted EBITDA in a range of ($2.0) million to $2.0 million, compared to Adjusted EBITDA of ($8.8) million in fiscal year 2014.

Conference Call

Management will host a conference call for analysts and investors today beginning at 6:00 p.m. ET. Individuals interested in listening to the conference call may dial 888-438-5535 for domestic callers or 719-325-2452 for international callers and provide access code: 2852908, or access the webcast on the “Investors Relations” section of the Company’s Web site at: http://investors.k2m.com. For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code: 2852908. The webcast will be archived on the investor relations section of the Company's website. The webcast will also be available on the Company’s website for 14 days following the completion of the call.

About K2M Group Holdings, Inc.

K2M Group Holdings, Inc. is a global medical device company focused on designing, developing and commercializing innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most difficult and challenging spinal pathologies. K2M has leveraged these core competencies to bring to market an increasing number of products for patients suffering from degenerative spinal conditions. These technologies and techniques, in combination with a robust product pipeline, enable the Company to favorably compete in the global spinal surgery market. Additional information is available online at www.K2M.com.

Forward-Looking Statements
This press release contains forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability; our ability to successfully demonstrate the merits of our technologies; pricing pressure from our competitors, hospitals and changes in third-party coverage and reimbursement; competition and our ability to develop and commercialize new products; aggregation of hospital purchasing from collaboration and consolidation; hospitals and other healthcare providers may be unable to obtain adequate coverage and reimbursement for procedures performed using our products; the safety and efficacy of our products is not yet supported by long-term clinical data; our dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors; the proliferation of physician-owned distributorships; concentration of sales from a limited number of spinal systems or products that incorporate these technologies; loss of the services of key members of our senior management, consultants or personnel; ability to enhance our product offerings through our research and development efforts; failure to properly manage our anticipated growth; acquisitions of or investments in new or complementary businesses, products or technologies; ability to train surgeons on the safe and appropriate use of our products; requirements to maintain high levels of inventory; impairment of our goodwill or intangible assets; disruptions in our information technology systems; any disruption in operations at our headquarters facility or an ability to ship a sufficient number of our products to meet demand; ability to strengthen our brand; fluctuations in insurance cost and availability; extensive governmental regulation; failure to obtain or maintain regulatory approvals and clearances; requirements for new 510(k) clearances, premarket approvals or new or amended CE Certificates of Conformity; medical device reporting regulations, voluntary corrective actions or agency enforcement actions; a recall of our products or the discovery of serious safety issues with our products; possible enforcement action if we engage in improper marketing or promotion of our products; the misuse or off-label use of our products; delays or failures in any future clinical trials; the results of clinical trials; procurement and use of allograft bone tissue; environmental laws and regulations; compliance by us or our sales representatives with fraud and abuse laws; U.S. legislative or regulatory healthcare reforms; medical device tax provisions in the healthcare reform laws; our need to generate significant sales to become profitable;

potential fluctuations in sales volumes and our results of operations may fluctuate over the course of the year; uncertainty in our future capital needs; continuing worldwide economic instability; our inability to protect our intellectual property rights; our reliance on patent rights that we either license from others or have obtained through assignments; our patent litigation; the outcome of potential claims that we, our employees, our independent sales agencies or our distributors have wrongfully used or disclosed alleged trade secrets or are in breach of non-competition or non-solicitation agreements with our competitors; potential product liability lawsuits; operating risks relating to our international operations; our ability to comply with the Foreign Corrupt Practices Act and similar laws associated with our activities outside the United States; control by and possible conflicts of interest with our controlling shareholder; increased costs and additional regulations and requirements as a result of becoming a public company; our ability to implement and maintain effective internal control over financial reporting in the future; the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 18, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.

We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward looking statements and you should not place undue reliance on our forward-looking statements.

Investor Contact:
Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$39,020	$11,411
Accounts receivable, net	35,074	33,937
Inventory, net	53,179	52,617
Deferred income taxes	2,821	3,437
Prepaid expenses and other current assets	4,917	3,911
Total current assets	135,011	105,313
Property and equipment, net	4,397	4,220
Goodwill and intangible assets, net	160,822	163,423
Other assets, net	28,789	29,672
Total assets	$329,019	$302,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,690	$14,018
Accrued expenses	10,052	10,077
Accrued payroll liabilities	7,998	11,488
Total current liabilities	35,740	35,583
Deferred income taxes	7,863	8,479
Other liabilities	870	112
Total liabilities	44,473	44,174

Stockholders’ equity:
Common stock, $0.001 par value, 750,000,000 shares authorized; 39,605,130 and 37,366,098 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	40	37
Additional paid-in capital	424,523	386,795
Accumulated other comprehensive loss	4,473	1,827
Accumulated deficit	(144,490)	(130,205)
Total stockholders’ equity	284,546	258,454
Total liabilities and stockholders’ equity	$329,019	$302,628

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended March 31,
	2015	2014
Revenue	$50,424	$42,251
Cost of revenue	17,497	14,414
Gross profit	32,927	27,837
Operating expenses:
Research, development and engineering	4,633	3,197
Sales and marketing	25,010	22,448
General and administrative	13,329	15,890
Total operating expenses	42,972	41,535
Loss from operations	(10,045)	(13,698)
Other income (expense):
Foreign currency transaction (loss) gain	(4,137)	222
Interest expense	(80)	(1,247)
Total other expense, net	(4,217)	(1,025)
Loss before income tax expense	(14,262)	(14,723)
Income tax expense	23	24
Net loss	(14,285)	(14,747)
Accretion and adjustment of preferred stock to fair value	—	(1,180)
Net loss attributable to stockholders	$(14,285)	$(15,927)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.37)	$(0.71)
Weighted average shares outstanding:
Basic and diluted	38,739,798	22,523,358

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2015	2014
Operating activities
Net loss	$(14,285)	$(14,747)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,036	9,705
Provision for allowance for doubtful accounts	41	137
Provision for inventory reserve	1,239	721
Stock-based compensation	1,901	375
Amortization of issuance and discount costs included in interest expense	—	67
Deferred income taxes	21	—
Changes in operating assets and liabilities:
Accounts receivable	(1,345)	(508)
Inventory	(1,536)	(6,075)
Prepaid expenses and other assets	(2,745)	(4,305)
Accounts payable, accrued expenses, and accrued payroll liabilities	3,655	5,447
Net cash used in operating activities	(7,018)	(9,183)
Investing activities
Purchase of surgical instruments	(1,430)	(2,058)
Purchase of property and equipment	(649)	(658)
Purchase of intangible assets	(17)	(18)
Net cash used in investing activities	(2,096)	(2,734)
Financing activities
Proceeds from issuance of notes to stockholders	—	14,634
Proceeds from issuances of common stock, net of issuance costs	36,455	1,939
Issuances and exercise of stock-based compensation benefit plans, net of income tax	382	(942)
Net cash provided by financing activities	36,837	15,631
Effect of exchange rate changes on cash and cash equivalents	(114)	13
Net increase in cash and cash equivalents	27,609	3,727
Cash and cash equivalents at beginning of period	11,411	7,419
Cash and cash equivalents at end of period	$39,020	$11,146
Significant noncash financing activities
Accretion of Series A redeemable convertible preferred stock	$—	$1,195
Accretion of Series B redeemable convertible preferred stock	$—	$(15)
Deferred offering costs	$1,007	$2,291
Cash paid for:
Income taxes	$52	$—
Interest	$24	$255

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted Gross Profit, Adjusted Net Loss, Adjusted Net Loss per share and Adjusted EBITDA.

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

Constant currency information compares results between periods as if exchange rates had remained constant period-to-period. In this release, the Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates.

Adjusted Gross Profit represents Gross Profit less amortization expense of surgical instruments and medical device excise tax expense. We presented Adjusted Gross Profit because we believe it is a useful measure of our gross profit and operating performance because the measure is not burdened by the timing impact of instrument purchases and related amortization as well as the medical device tax. We believe that Adjusted Gross Profit is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

Adjusted Net Loss represents net loss plus interest expense, income tax expense, stock-based compensation expense and foreign currency transaction loss (gain). Adjusted EBITDA represents Adjusted Net Loss plus depreciation and amortization.

We present Adjusted Net Loss and related net loss per share and Adjusted EBITDA because we believe they are useful indicators of our operating performance. Our management uses these measures principally as a measure of our operating performance and for planning purposes, including the preparation of our annual operating budget and financial projections. We believe that Adjusted Net Loss and related net loss per share and Adjusted EBITDA are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe Adjusted Net Loss and related loss per share and Adjusted EBITDA are useful to our management and investors as a measure of comparative operating performance from period to period.

Adjusted Net Loss and related net loss per share and Adjusted EBITDA are non-GAAP financial measures and should not be considered as alternatives to net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, these measures are not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using Adjusted EBITDA on a supplemental basis. Our definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table presents a reconciliation of net loss to Adjusted EBITDA for the periods presented.

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended March 31,
	2015	2014
Table of Reconciliation from Gross Profit to Adjusted Gross Profit
Gross Profit	$32,927	$27,837
Instrument amortization	2,900	1,700
Medical device excise tax	600	500
Adjusted Gross Profit (a Non-GAAP Measure)	$36,427	$30,037

	Three Months Ended March 31,
	2015	2014
Table of Reconciliation from Net Loss to Adjusted Net Loss and Adjusted EBITDA
Net Loss	$(14,285)	$(15,927)
Accretion of Preferred Stock	—	1,180
Interest expense	80	1,247
Income tax expense	23	24
Stock-based compensation	1,901	375
Foreign currency transaction loss (gain)	4,137	(222)
Adjusted Net Loss (a Non-GAAP Measure)	(8,144)	(13,323)
Depreciation and amortization	6,036	9,705
Adjusted EBITDA (a Non-GAAP Measure)	$(2,108)	$(3,618)

	Three Months Ended March 31,
	2015	2014
Table Comparing Net Loss Per Common Share to Adjusted Net Loss Per Common Share
Net loss per common share	$(0.37)	$(0.71)
Adjusted net loss per common share (a non-GAAP Measure)	$(0.21)	$(0.34)
Shares used in computing net loss per common share	38,739,798	22,523,358
Shares used in computing adjusted net loss per common share (1)	39,605,130	39,605,130

(1) Represents shares outstanding as of March 31, 2015

The following table presents a reconciliation of net loss to Adjusted EBITDA for our 2015 guidance:

Year Ended December 31,
2015
Net loss	$(36,000)
Interest expense	100
Income Tax expense	100
Depreciation and amortization	25,300
Stock-based compensation expense	8,500
Foreign currency transaction loss	2,000
Adjusted EBITDA	$—

The reconciliation assumes the mid-point of the Adjusted EBITDA range and the midpoint of each component of the reconciliation, corresponding to Adjusted EBITDA guidance of $(2.0) million to $2.0 million for 2015.